EXHIBIT NO. 99.1

News Release

Contacts:	Media—Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors—Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK STEEL COMPLETES EARLY REDEMPTION OF SENIOR SECURED NOTES

MIDDLETOWN, OH, May 24, 2004 — AK Steel (NYSE: AKS) said that it completed on May 21, 2004 the early redemption of the remaining $62.5 million principal amount of its Senior Secured Notes Due December 2004. The notes were part of an original $250 million issue that provided a portion of the financing for construction of the company’s Rockport Works in southwestern Indiana, which began operations in 1998.

AK Steel said it redeemed the notes as part of its plan to reduce debt with a portion of the proceeds of its recent sales of Greens Port Industrial Park on the Houston Ship Channel and Douglas Dynamics LLP, a maker of snow and ice control equipment.

Headquartered in Middletown, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

# # #